SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549



                                     FORM 8-K
                                  CURRENT REPORT


                          Pursuant to Section 13 or 15(d) of
                          The Securities Exchange Act of 1934



                   Date of Report (date of earliest event reported):
                                 October 21, 2002



                             XEROX CREDIT CORPORATION
              (Exact name of registrant as specified in its charter)


         Delaware                    1-8133                     06-1024525
      (State or other            (Commission File             (IRS Employer
       jurisdiction of            Number)                      Identification
       incorporation)                                          No.)



                             100 First Stamford Place
                             P. O. Box 10347
                             Stamford, Connecticut 06904-2347
                    (Address of principal executive offices)(Zip Code)



                 Registrant's telephone number, including area code:
                                 (203) 325-6600



                                 Not Applicable
            (Former name or former address, if changed since last report)








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Item 5.  Other Events.

Registrant's parent, Xerox Corporation (Xerox), today filed a Current Report on Form 8-K dated October 21, 2002, disclosing the following information in
Item 5 thereof.

Xerox and General Electric (GE) today announced an eight-year agreement for GE Vendor Financial Services to become the primary equipment financing provider for Xerox customers in the United States through monthly advances against Xerox's new U.S. lease originations.

In addition to the $2.5 billion already funded by GE, which is secured by portions of Xerox's current U.S. lease receivables, the new agreement calls for GE to provide Xerox with funding in the U.S. of up to $5 billion outstanding during the eight-year term, subject to certain funding conditions.

"We are pleased that our relationship with Xerox continues to grow and strengthen," said Dan Henson, president and chief executive officer, GE Vendor Financial Services. "Our two organizations working together provide an effective combination with a great value proposition."

"This significant agreement represents a major step forward in Xerox's well defined strategy to further fortify its financial position," said Lawrence A. Zimmerman, Xerox senior vice president and chief financial officer. "We have put the right processes in place, supported by this long-term contractual arrangement with GE, to ensure financial flexibility as we effectively manage and strengthen our balance sheet."

The agreement takes effect immediately and calls for GE to lend against Xerox's U.S. lease receivables at over-collateralization rates that are currently about 10 percent. Xerox noted that the financing debt and the receivables will be consolidated on its balance sheet with the debt funded by the GE advances.

Earlier this year, the companies together launched Xerox Capital Services, LLC. XCS, jointly managed by GE and Xerox, is responsible for Xerox's customer administration operations in the U.S.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                    XEROX CREDIT CORPORATION


                                          /s/ Martin S. Wagner
                                    ___________________________________
                                    By:   Martin S. Wagner
                                          Secretary

Dated:  October 21, 2002

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